EXHIBIT 99.1

CONTACT: Gregory J. Winsky
         President, Proximity Technology Division
         Franklin Electronic Publishers
         609-386-2500 ext. 6045

                                                           FOR IMMEDIATE RELEASE

                     FRANKLIN ELECTRONIC PUBLISHERS EXTENDS
                     LICENSING AGREEMENT WITH ADOBE SYSTEMS

Burlington, New Jersey - September 12, 2002 - Franklin Electronic Publishers, Inc. (AMEX:FEP) today announced that its Proximity Technology Division has extended by three years its licensing arrangement with Adobe Systems, Inc. for Proximity linguistic software. Adobe is the leading provider of graphic design and publishing software.

Proximity designs and licenses linguistic software in more than 20 languages and dialects to detect and correct spelling errors and provide thesaurus and dictionary functions. Adobe has licensed Proximity software since 1988 and uses that software in many of its software products and its technology.

The extension is expected to provide approximately $1.4 million in net income to Franklin, all of which will be recognized in the quarter ended September 30, 2002.

Franklin Electronic Publishers, Inc. (AMEX:FEP) is the worldwide market leader in handheld electronic books, including the popular BOOKMAN(R) series. The Company is also the exclusive producer and distributor of ROLODEX(R) Electronics brand of personal information management products. Franklin has sold more than 27,000,000 electronic books and currently publishes more than 200 titles, including dictionaries and bilingual dictionaries; encyclopedias; Bibles; entertainment titles; education and tutorial publications; and medical reference works. Franklin products, available in 16 languages, are sold in 45,000 retail outlets worldwide, through catalogs and online at http://www.franklin.com. The Company has sales and distribution subsidiaries in the United Kingdom, France, Germany, Canada, Australia and Mexico, and a production management office in Hong Kong. ROLODEX(R) is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc.

--------------------------------------------------------------------------------
 Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as
 Franklin's belief or expectation or preceded by the word "should" are forward looking statements that involve risks to and uncertainties in Franklin's business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin's dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin's reports filed with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                                      # # #